SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 12, 2009

Axion International Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

665 Martinsville Road, Basking Ridge, NJ 07920 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 524-0888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Events

On October 12, 2009, Michael Johnson resigned as the Chief Financial Officer and Secretary of Axion International Holdings, Inc. (the “Company”) and its wholly owned subsidiary Axion International, Inc. (the “Subsidiary”). Mr Johnson will pursue other opportunities and his resignation was not a result of any disagreement with the Company.

On October 12, 2009, the Company and Subsidiary appointed Gary Anthony to serve as Chief Financial Officer and Secretary, effective on October 13, 2009. Mr. Anthony will be paid at the annual rate of $75,000.00 for services on a part-time basis.

Mr. Anthony has been serving the Company in the position of Controller since September 2009. With his appointment as Chief Financial Officer and Secretary, Mr. Anthony assumes executive officer status with the Company and Subsidiary. Since October 2007, Mr. Anthony has served as Controller of Xenomics, Inc., a molecular diagnostics company and from October 2008 through June 2009, as a Vice President. From November 2004 through October 2007, Mr. Anthony served as the Director of Accounting and Compliance for Palatin Technologies, Inc., a publicly traded pharmaceutical company. Mr. Anthony earned his BS in Accounting from Monmouth College in 1983.

For more information, please see the October 16, 2009 press release attached hereto as exhibit 99.1.

Item 9.01.                   Financial Statements and Exhibits.

The following Exhibit is filed as part of this report:

Exhibit No.	Description

99.1	Press Release dated October 16, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 16, 2009

AXION INTERNATIONAL HOLDINGS, INC.

By:	/s/ James Kerstein
Name: James Kerstein Title: Chief Executive Officer